Exhibit 99.1

NEWS RELEASE
Contact:	Alliance Data Julie Prozeller – Analysts/Investors FTI Consulting 212-850-5721 alliancedata@fticonsulting.com Shelley Whiddon – Media 214-494-3811 shelley.whiddon@alliancedata.com	El Dorado Furniture Ivan Trabal 305-624-9700, ext. 55312 ivan@eldoradofurniture.com

ALLIANCE DATA SIGNS NEW MULTI-YEAR AGREEMENT WITH TOP-50 FURNITURE RETAILER EL DORADO FURNITURE

Alliance Data Selected to Provide Marketing-Driven Private Label Credit Program to Enhance Cardholder Acquisition and Customer Shopping Experience

DALLAS, June 4, 2013 -- Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced its Retail Services business has signed a multi-year agreement to provide private label credit card services for multichannel furniture retailer El Dorado Furniture (www.eldoradofurniture.com). Ranked as a Top-50 U.S. Furniture Store by Furniture Today magazine, El Dorado is a leading retailer of contemporary and traditional-style furniture and home accessories for every room of the house. As one of the largest Hispanic-owned retail enterprises in the United States, El Dorado operates 12 stores in Dade, Broward and Palm Beach counties in southern Florida, and posted 2012 fiscal year sales of $154 million.

Alliance Data will provide a full suite of credit and marketing services for the El Dorado Furniture Credit Card program, which will extend brand affinity among its cardholders with a wide range of flexible financing and payment options. Alliance Data will also leverage its consumer insight capabilities and real-time in-store prescreen capabilities to drive cardholder acquisition and spend with the brand. In addition, Alliance Data will provide mobile marketing solutions to complement El Dorado’s plans to leverage mobile technology at point-of-sale.

“El Dorado has been committed to bringing the highest standards of quality, value and customer service to the home furnishings industry. We expect the credit card program to be an integral part of the high-level of service we provide our customers each and every day,” said Pedro Capó, chief operating officer of El Dorado. “We appreciate Alliance Data’s insights-driven marketing and technologies, and their relationship-focused approach to partnership.”

“We’re thrilled to partner with El Dorado to help strategically drive their business and deliver a high-quality customer experience,” added Melisa Miller, president of Alliance Data Retail Services. “By leveraging our extensive background in the furniture vertical, Alliance Data will work with El Dorado – a respected and growing retailer – to engage their customers in new ways, driving greater brand connection and increased sales to the El Dorado business.”

About Alliance Data Retail Services
Alliance Data Retail Services is one of the nation’s leading providers of branded credit card programs, with over 100 marketing-driven private label, co-brand and commercial programs in partnership with many of North America’s best-known brands. The business delivers upon its Know More. Sell More.® commitment by leveraging customer insight to drive sales for its client partners. Leveraging deep-rooted retail industry expertise, transaction-based customer data, and advanced analytics, Alliance Data Retail Services creates turnkey, multichannel credit programs designed to help its clients develop stronger, more profitable customer relationships. Alliance Data Retail Services is part of the Alliance Data family of companies. To learn more about Alliance Data Retail Services, visit www.alliancedata.com.

About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data and its three businesses employ approximately 11,000 associates at more than 70 locations worldwide.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

About El Dorado Furniture
On June 27, 1967, the Capó family opened the first El Dorado Furniture in Miami. The furniture store remains a family-owned company three generations in. Recently, it celebrated its 45th anniversary by giving back to the South Florida community through its "45 Years, 45 Families" community program. There are twelve stores within Dade, Broward and Palm Beach Counties and it is ranked among the top 50 furniture retailers in the country. In 2010, the family patriarch and El Dorado Furniture founder, Manuel Capó, was inducted into the American Furniture Hall of Fame. The company is known for its boulevard showroom concept, a truly unique furniture shopping experience.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend, " "may, " "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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